Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-230021) and Form S-8 (No. 333-222071, No. 333-223551, No. 333-229137, No. 333-232859, No. 333-235799 and No. 333-251873) pertaining to Amended and Restated Share Incentive Plan of Sea Limited of our reports dated April 16, 2021 , with respect to the consolidated financial statements of Sea Limited and the effectiveness of internal control over financial reporting of Sea Limited included in this Annual Report (Form 20-F) of Sea Limited for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Singapore

April 16, 2021